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                                                                    Exhibit 99-a


For the purposes of complying with the amendments to the rules governing Form S-8 (effective July 13, 1990) under the Securities Act of 1933, the undersigned Registrant hereby undertakes as follows, which undertaking shall be incorporated by reference into Registrant's Registration Statements on Form S-8 Nos. 33-32201 (1989 Stock Option Plan); 2-82915 and 33-18279 (1982 Incentive Stock Option
Plan); 33-20452 (1988 Employees Stock Purchase Plan); 33-20451 (1988 International Employees Stock Purchase Plan); 33-18309 (Employees Savings Trust
Plan); and 33-33481 (Hourly-Rated Employees Savings Trust Plan):

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the _Act_) may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.